Exhibit 99.1
                                                                    ------------

Investor Contact                                              Media Contact
----------------                                              -------------
Alan Ginsberg                                                 Jon Morgan
Chief Financial Officer                                       Kekst and Company
212-785-2500                                                  212-521-4800


                    Eagle Bulk Shipping Inc. Reports Second
                   Quarter 2005 Results and Affirms Dividends

NEW YORK, NY, Aug 15, 2005 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE), a global marine transportation company specializing in the Handymax segment of the dry-bulk shipping industry, reported today its financial results for the three month and six month periods ended June 30, 2005. Eagle Bulk Shipping commenced operations as a publicly traded Company during this period.

The Company expects to declare a quarterly dividend of $0.53 per share in October 2005 and $0.57 per share in February 2006, as disclosed in its June 22, 2005, S-1 filing.

Net revenues for the three months of operations ended June 30, 2005 were $10.6 million. EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $7.0 million for the quarter. Reflecting the inclusion of $6.2 million in one-time fees to affiliates and $7.6 million in non-dilutive non-cash compensation expense, the Company incurred a net loss for the quarter of $12.1 million.

During the three months ended June 30, 2005, Eagle Bulk took possession of nine ships. Since June 30, 2005, Eagle Bulk has taken possession of a tenth additional vessel and is scheduled to take delivery of its eleventh vessel in August 2005. Vessel Expenses were $3.1 million while General and Administrative Expenses were $0.7 million for the three months ended June 30. Net Interest Expense for the period was $3.1 million which included $1.1 million in write-off of debt arrangement fees and interest expense of $0.6 million incurred on a promissory note.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "Management is very pleased with Eagle Bulk's initial three months of operations. During the second quarter, the Company made great strides in terms of executing its strategy of efficiently deploying modern ships under longer-term charters in the highly attractive handymax sector. As planned, during the second quarter, we took possession of nine ships and immediately placed them on attractive medium to long term charters.

"Additionally, management was successful in reaching its operating expense goals for the quarter, thereby achieving what it believes is one of the lowest cash break-even points in the dry bulk shipping industry. Eagle's management remains committed to building the Company's premiere franchise in the dry bulk shipping sector."

As of June 30, 2005, the Company's cash balance was $11.0 million with an additional $4 million in restricted cash deposits maintained with its lender for loan compliance purposes. Subsequent to June 30, 2005 the Company has entered into a ten-year $330 million revolving credit facility. The credit facility refinanced the Company's long-term debt of $88.5 million which was outstanding as of June 30, 2005, provides $61.5 million in funds for purchase of the two remaining vessels which the Company has contracted for and $180 million for future vessel acquisition programs. The credit facility matures in 2015 and has no principal repayment obligations until 2010.

The Company's policy is to declare quarterly dividends to stockholders in amounts that are substantially equal to its available cash from operations during the previous quarter less any cash reserves for dry-docking and working capital. The declaration and payment of dividends will always be subject to the discretion of the Company's Board of Directors, restrictions contained in the Credit Facility and the requirements of Marshall Islands law. Our Board of Directors may review or amend our dividend policy from time to time.

Selected Financial Tables
-------------------------

The following is the Condensed Consolidated Income Statement for Eagle Bulk Shipping Inc. for the quarter ended June 30, 2005 and the period from inception January 26, 2005 to June 30, 2005:

(Dollars in thousands)
                                                              Period from
                                                            January 26, 2005
                                      Three Months ended    (inception) to
                                         June 30, 2005       June 30, 2005
                                         -------------       -------------
Net Revenues                                 $ 10,616           $ 10,616

Vessel Expenses                                 3,066             3,115
General and Administrative Expenses               663             1,420
Depreciation                                    2,021             2,021
One-time Fees to Affiliates                     6,175             6,175
Non-cash Compensation Expense                   7,641             7,641
                                         ---------------   ----------------
Total Operating Expenses                       19,566            20,372

Operating Loss                                (8,950)           (9,756)

Net Interest Expense                            3,139             3,139
                                         ---------------   ----------------
Net Loss                                    $(12,089)         $(12,895)
                                         ===============   ================
                                         ===============   ================
Basic and Diluted Earnings Per Share          $(0.87)           $(0.96)
                                         ===============   ================
Weighted Average Shares Outstanding        13,857,692        13,396,154
                                         ===============   ================

Reconciliation of Net Loss to EBITDA (adjusting for exceptional items as per Credit Agreement)

                                                           Three Months ended
(Dollars in Thousands)                                      June 30, 2005
                                                            -------------
Net Loss                                                       $(12,089)
Interest Expense                                                   3,234
Depreciation                                                       2,021
                                                         -------------------
EBITDA                                                          $(6,834)
Adjustments for Exceptional Items:
Management and Other Fees to Affiliates (1)                        6,175
Non-cash Compensation Expense (2)                                  7,641
                                                         -------------------
Credit Agreement EBITDA                                          $ 6,982
                                                         ===================

(1)  One time charge (see Note 8 of our consolidated financial statements)

(2)  Management's  participation in profits interests in Eagle Ventures LLC (see
     Note 11 of our consolidated financial statements)

EBITDA
------

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Our new credit facility permits us to pay dividends in amounts up to our earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking. Therefore, we believe that this non-GAAP measure is important for our investors as it reflects our ability to pay dividends.

The following are the Condensed Consolidated Balance Sheets for Eagle Bulk Shipping Inc. as at June 30, 2005 and March 31, 2005:

(Dollars in thousands)                     As at June 30,        As at March 31,
                                           ---------------       ---------------
                                                 2005              2005
                                                 ----              ----
Cash and Cash Equivalents                          $ 10,971           $ 4,187
Other Current Assets                                  1,492                19
Advances for Vessels                                  7,018            36,518
Vessels, net                                        293,203               151
Other Assets                                          4,776                30
                                           -----------------    --------------
TOTAL ASSETS                                      $ 317,460          $ 40,905
                                           =================    ==============

Current Liabilities                                   6,316               889
Long-term Debt                                       88,500                 --
Total Liabilities                                    94,816               889
Stockholders' Equity                                222,644            40,016
                                           -----------------    --------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                            $ 317,460          $ 40,905
                                           =================    ==============

Conference Call Information
---------------------------

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Tuesday, August 16th to discuss the results.

To participate in the teleconference, investors and analysts are invited to call 866-700-6293 in the U.S., or 617-213-8835 outside of the U.S., and reference participant code 62565102. A simulcast webcast can be accessed by visiting the Company's website at: www.eagleships.com.

A replay will be available following the call until 12:00 AM ET on August 23, 2005. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 20532109.

About Eagle Bulk Shipping Inc.
------------------------------

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York City. We are the largest U.S. based owner of Handymax dry bulk vessels, which are dry bulk vessels range in size from 35,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes. Our strategy is to charter our modern fleet primarily pursuant to one- to three-year time charters to allow us to take advantage of the stable cash flow and high utilization rates that are associated with medium- to long-term time charters.

Forward-Looking Statement
-------------------------

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charterhire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements and charter contracts on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com



25083.0001 #594350